Exhibit 5.1

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W. Washington, DC 20036-5306 Tel 202.955.8500 www.gibsondunn.com

Client: 58129-00198

September 22, 2016

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Re:	Marriott International, Inc.
Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on
Form S-4 (File No. 333-208684)

Ladies and Gentlemen:

We have examined the Post-Effective Amendment No.1 on Form S-8 to the Registration Statement on Form S-4, File No. 333-208684, as amended (the “Amendment”), of Marriott International, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to [•] shares of the Company’s Class A common stock, par value $0.01 per share, (the “Shares”) pursuant to the Starwood Hotels & Resorts Worldwide, Inc. 1995 Long-Term Incentive Plan, as amended and restated, as amended (the “1995 LTIP”), the Starwood Hotels & Resorts Worldwide, Inc. 1999 Long-Term Incentive Compensation Plan, as amended (the “1999 LTIP”), the Starwood Hotels & Resorts Worldwide, Inc. 2002 Long-Term Incentive Compensation Plan, as amended (the “2002 LTIP”), the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan, as amended and amended and restated from time to time (the “2004 LTIP”), and the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan (the “2013 LTIP” and, collectively with the 1995 LTIP, the 1999 LTIP, the 2002 LTIP and the 2004 LTIP, the “Starwood LTIP”). Pursuant to Item 8(a) of Part II of Form S-8, we do not address Shares offered pursuant to the Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) Savings and Retirement Plan.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

September 22, 2016

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the LTIP and against payment therefor, and when the Registration Statement has become effective under the Securities Act,, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving any laws other than the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Amendment, and we further consent to the use of our name under the caption “Legal Matters” in the Amendment and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP